EMPLOYEE STOCK OPTION AGREEMENT

This Stock Option Agreement dated as of _____________, 200[_], between Central European Media Enterprises Ltd., a Bermuda company with its principal office at Clarendon House, 2 Church Street, Hamilton, HM Cx Bermuda (hereinafter, together with its subsidiaries, called the “Company”), and __________ (hereafter called the “Optionee”).

The Optionee is an employee of the Company and it is recognised that the best interests of the Company would be served if the Optionee is given the right to acquire a proprietary interest in the Company in connection with the Optionee’s services. Therefore, the Company and the Optionee mutually agree as follows:

1.	Stock Option. The Company hereby grants to the Optionee an option (“the Option”) to purchase up to ________ shares (“the Shares”) of the Class A Common Stock, par value $0.08 per share, of the Company (the “Class A Common Stock”), at an exercise price of $ ____ per Share (the “Exercise Price per Share”). The Option shall become exercisable as provided in Section 2 hereof and may be exercised in whole or part until terminated in accordance with Section 4(a) or 4(b) hereof. The option has been issued in pursuant to, and is subject to the terms and provisions of, the Company’s 1995 Stock Option Plan, as amended (the “Plan”).

2.	Vesting Schedule. Subject to Section 4(b) hereof, the Option shall become exercisable with respect to [______] Shares on the following schedule; as to [_____] Shares on [_____], 200[_], as to [______] Shares on [_____], 200[_] and as to [______] Shares on [______], 200[_]. [Assumes three year vesting period as drafted]

3.	Manner of Exercise of the Option.

(a)	Exercise Notice. The Option may be exercised by the Optionee in accordance with the Section 10 of the Plan by giving written notice to the Company in the form of Exhibit A attached hereto (an “Exercise Notice”) specifying the number of Shares with respect to which the Option is being exercised. Upon any exercise of the Option, the number of Shares with respect to which the Option may thereafter be exercised by the Optionee shall no longer include the number of Shares with respect to which the Option has been exercised.

(b)	Exercise. On the fifth business day following receipt by the Company of an Exercise Notice, or any time mutually agreed upon by the Company and the Optionee, a closing shall be held (the “Closing”). At the Closing:

(i)	the Optionee shall pay to the Company the aggregate Exercise Price per Share for the Shares with respect to which the Option is being exercised, by cash, certified or cashier’s cheque, or by transferring previously acquired Shares in partial or complete satisfaction of payment based on the fair market value of such transferred Shares at the time of transfer; and

(ii)	the Company shall deliver to the Optionee a stock certificate representing such Shares.

Prior to the Closing, the Company shall inform the Optionee of the amount of any federal, state, and local income and employment taxes which it determines it is required to withhold from the Optionee (if any) by reason of such exercise of the Option, and the Optionee, as a condition to the Closing, shall make provision satisfactory to the Company for the payment of such taxes to the Company.

(c)	Incentive Stock Option. The Option, or such portion thereof as qualifies as such under the United States Internal Revenue Code of 1986, as amended (the “Code”) has been granted as an “incentive stock option” pursuant to Section 422A of the Code.

4.	Termination, Cancellation, Modification and Adjustment of Option.

(a)	Termination. The Option and all rights of the Optionee hereunder, to the extent not previously exercised, shall terminate on the earliest of the following dates:

(i)	[______], 20[__]; [Insert date that is 10 years from grant]

(ii)	the date of termination of the Optionee’s services with the Company for any reason other than provided in Section 4(a)(iii) or Section 4(a)(iv) hereof, provided, however, that the rights which were immediately exercisable by the Optionee hereunder at the date of such termination of employment may be exercised by the Optionee during the period ending ninety (90) days after the date of such termination, but in no event after such date set forth in Section 4(a)(i) hereof;

(iii)	the date of termination of the Optionee’s services by reason of the Optionee’s death, disability, or retirement at the age of 65 years; provided, however, that all Options granted, regardless of whether they were exercisable by the Optionee at the date of death, disability or retirement at the age of 65 years, may be exercised by the Optionee or the Optionee’s legal representatives during the period ending twelve (12) months after the date of the Optionee’s death, disability or retirement at the age of 65 years, but in no event after the date set forth in Section 4(a)(i) hereof;

(iv)	if termination occurs by reason of termination by the Company for Cause, each Option theretofore granted to Optionee which shall not have theretofore expired or otherwise been cancelled shall immediately terminate.

For purposes of this Agreement, “Cause” shall mean (i) the commission by an Optionee of any act or omission that would constitute a felony under United States federal, state or equivalent foreign law, or an indictable offence under Bermuda law; (ii) an Optionee’s gross negligence, recklessness, dishonesty, fraud, disclosure of trade secrets, or confidential information, willful malfeasance or willful misconduct in the performance of services to the Company or its Subsidiaries; (iii) willful misrepresentation to shareholders or directors which is injurious to the Company; (iv) willful failure without reasonable justification to comply with reasonable directions of Optionee’s supervisor; or (v) a willful and material breach of Optionee’s duties or obligations under any agreement with the Company or a Subsidiary. For the purposes of this Section 4(a), the Optionee shall be deemed to be employed by the Company if the Optionee is employed by any subsidiary (as defined in the Plan).

(b)	Cancellation of Option. Notwithstanding the foregoing provisions of this Section, the Company shall have the right to terminate the right of the Optionee to exercise the Options, effective not less than thirty (30) days after receipt by the Optionee of a written notice from the Company informing the Optionee that the Options are to be cancelled (the “Cancellation Notice”). The Company may issue a Cancellation Notice only in connection with (i) the sale of substantially all of the Company’s assets or outstanding securities or (ii) the dissolution or liquidation of the Company, or (iii) a merger, reorganisation, consolidation or other corporate transaction in which the Company would not be the surviving entity. Following receipt of a Cancellation Notice and during the period to the effective date of the termination, the Optionee shall have the right to exercise the Options (to the extent not previously exercised) with respect to all Shares covered hereby (even if under Section 2, the Option would not otherwise have become exercisable with respect to all Shares at that time).

(c)	Modification of Agreement. The Optionee hereby consents to any amendment of the Plan and/or this Agreement which the Board of Directors, in its sole discretion and upon advice of legal counsel, may deem necessary or advisable to enable the exercise of the Options to comply with any applicable rules and regulations of the Securities and Exchange Commission, including, without intending any limitation, any amendment which would exempt such exercise from the operation of Section 16 of the United States Securities Exchange Act 1934. Except as otherwise provided herein, this Agreement may not be amended or modified except pursuant to an agreement in writing signed by the Company and the Optionee.

(d)	Adjustment of Options. In the event that prior to the exercise in full of the Option, the Company shall have effected one or more stock dividends, stock splits, reorganisation, recapitalization, combination of shares, mergers, consolidations, or other changes in corporate structure or stock of the Company, the Committee shall equitably adjust the number, kind and Exercise Price per Share of the Shares remaining subject to the Option, all as provided in the Plan.

5.	No Rights in Shares. The Optionee shall not have any of the rights and privileges of a stockholder of the Company in respect of any Shares covered by the Options until the Optionee shall have become the holder of record of any such Shares.

6.	Availability of Stock. The Company agrees that it will reserve such number of Shares of its authorised Class A Common Stock as shall be necessary to satisfy the requirements of this Agreement.

7.	Non Transferability. The Options shall not be transferable by the Optionee except by will or the laws of descent and distribution, and is exercisable during the Optionee’s lifetime only by the Optionee.

8.	Effect Upon Services. Nothing contained in this agreement or in the Plan shall confer upon the Optionee any right with respect to the continuation of the Optionee’s services with the Company or interfere in any way with the right of the Company, subject to the terms of any separate agreement to the contrary, at any time to terminate such services or to increase or decrease the compensation of the Optionee from the rate in existence at the time of granting of the Options.

9.	Determinations. Each determination, interpretation or other action made or taken pursuant to the provisions of this Agreement by the Committee shall be final and conclusive for all purposes and shall be binding upon all persons, including, without limitation, the Company and the Optionee, and the Optionee’s respective successors and assigns.

10.	Reference to the Plans. The Options have been granted pursuant to and subject to the provisions of the Plan, which are hereby incorporated herein by reference. Anything herein to the contrary notwithstanding, each and every provision of this Agreement shall be subject to the terms and conditions of the Plan. Unless otherwise defined herein, terms used herein which are defined in the Plan shall have the meanings ascribed to them in the Plan.

11.	Governing Law. This Agreement and all determinations made and actions taken pursuant hereto shall be governed by the laws of Bermuda.

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IN WITNESS WHEREOF, the parties have executed this Agreement the date and year above written.

Central European Media Enterprise Ltd

By :    ……………………………

   Chief Executive Office

Optionee

By:    …………………………….

EXHIBIT A
Exercise Notice

To:	Central European Media Enterprises Ltd.
8th Floor, Aldwych House
71 - 91 Aldwych
London WC2B 4HN
United Kingdom

In accordance with the terms of the Employee Stock Option Agreement between Central European Media Enterprises Ltd. (the “Company”) and the undersigned on ___________________ [insert date of Agreement] (the “Agreement”), please be informed that I intend to exercise ___________ [insert number of shares you wish to exercise] of the shares granted me under the Agreement at the exercise price of $__________ [insert the exercise price for these shares contained in your Agreement] per share.

Check the box that applies:
1.	☐ I will exercise only and will not sell these shares at this time.
2.	☐ I will exercise and then sell these shares at this time.

I understand and agree that prior to dealing in any shares obtained by me pursuant to the Agreement I shall inform the Company in writing by completing and delivering this Exercise Notice and receive confirmation from a compliance officer of the Company that such sale would not be prohibited under the securities laws of the United States of America that are applicable to such a sale and is otherwise in accordance with the CME Insider Trading Policy.

I represent and warrant that as of the date hereof that I am not in possession of any material inside information and shall not exercise any options in the event I come into possession of material insider information between the date hereof and the date of exercise.

[print your name clearly]

[signature]

[date]

The Company agrees to respond to this Exercise Notice within two business days of the first business day on which the Company receives this Notice. Please indicate the manner of response desired [select only one, if none is selected your response will be mailed to you]:

☐ Letter	☐ Fax		☐ e-mail
		[fax number]		[email address]

At your choice the notice may be provided by fax to 44 207 430 5403 ONLY subject to your guarantee of delivery of the Original. Documents received on this fax line may be read by others.
[Please photocopy this form for your records]